Filed Pursuant to 424(b)(5)
Registration Statement No. 333-191679

PROSPECTUS

Apricus Biosciences, Inc.

540,276 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 540,276 shares of Common Stock of Apricus Biosciences, Inc., a Nevada corporation (“Apricus Bio”), all of which are being offered by the selling stockholder named in this prospectus. The aggregate number of shares offered under this prospectus represents 540,276 shares issued to Topotarget A/S pursuant to the Settlement Agreement and Release, dated September 23, 2013, by and between Topotarget A/S and Apricus Bio. See “Selling Stockholder” on page 5.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” below for additional information on how the selling stockholder may conduct sales of our common stock. Other than underwriting discounts and commissions, if any, we have agreed to bear all reasonable expenses incurred in connection with the registration and sale of the common stock offered by the selling stockholder and to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock trades on the NASDAQ Capital Market under the symbol “APRI.” On November 8, 2013, the closing price for our common stock, as reported on the NASDAQ Capital Market, was $1.90 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of the prospectus or of any sale of the common stock.

References in this prospectus to “our company,” “we,” “our,” “Apricus,” “Apricus Biosciences” “Apricus Bio,” and “us” refer to Apricus Biosciences, Inc.

ABOUT APRICUS BIOSCIENCES, INC.

We are a Nevada corporation and have been in existence since 1987. We have operated in the pharmaceutical industry since 1995, initially focusing on research and development in the area of drug delivery and are now primarily focused on product development in the area of sexual health. Our proprietary drug delivery technology is called NexACT® and we have one approved drug using the NexACT® delivery system, Vitaros®, which is approved in Canada and in Europe through the European Decentralized Procedure (“DCP”) for the treatment of erectile dysfunction. Also in the area of sexual health is our Femprox® product candidate for female sexual interest/arousal disorder.

We continue to enter into and are seeking additional commercialization partnerships for our existing pipeline of products and product candidates, including Vitaros® and Femprox®, and we are enhancing our business development efforts by offering potential partners clearly defined regulatory paths for our products under development.

Our lead product, Vitaros®, was approved for commercialization in Canada in November 2010 and in Europe through the DCP in June 2013. Under the DCP, the Company filed its application for marketing approval designating the Netherlands as the Reference Member State on behalf of nine other European Concerned Member States (“CMS”) participating in the procedure. The CMS include France, Germany, Italy, the United Kingdom, Ireland, Spain, Sweden, Belgium and Luxembourg. The Company will continue to work independently, as well as with its commercialization partners, Sandoz, Takeda and Bracco towards the next step of obtaining national phase approvals in order to make Vitaros® ready to launch in each of the included territories across Europe.

Vitaros® is now partnered in the United States, Canada, Germany, the United Kingdom, Italy, certain countries in the Middle East, the Gulf countries and Israel. Our near term focus for Vitaros® is to support sales launches in Canada and the European countries where we have existing partners. We are actively seeking to secure additional partnerships in the remaining European and global markets and expect to earn license fees upon the completion of those partnership negotiations. Typically in our partnership arrangements we receive up-front payments in exchange for license rights to our products plus sales milestones and royalties to be paid upon commercialization of the product.

Our principal executive offices are at 11975 El Camino Real, Suite 300, San Diego, CA 92130 and our telephone number is (858) 222-8041.

RISK FACTORS

We are in the early stages of launching our commercial pharmaceutical revenue-generating operations and do not have a history of sales revenues. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K as initially filed and as amended by Form 10-K/A (Amendment No. 1) and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus and the other documents incorporated into this prospectus by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements include projections, assumptions or information concerning possible or assumed future actions, events or our results of operations. These statements involve estimates and assumptions based on the judgment of the company’s management. A number of risks and uncertainties may cause actual results to differ materially from those suggested by the forward-looking statements.

Forward-looking statements include the information in this prospectus and the other documents incorporated by reference into this prospectus. These statements may be made regarding the business, operations, financial performance and condition, earnings, our prospects and products, as well as regarding our industry generally. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Forward-looking statements are not guarantees of performance. You should understand that these factors, in addition to those discussed in “Risk Factors” above and elsewhere in this document, and in the documents that are incorporated by reference into this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in any forward-looking statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling stockholders named herein. See “Selling Stockholders” on page 5 and “Plan of Distribution” on page 6.

SETTLEMENT AGREEMENT AND RELEASE

This prospectus relates to the resale, from time to time, of up to 540,276 shares of Common Stock of the Company all of which are being offered by the selling stockholders named in this prospectus. The aggregate number of shares offered under this prospectus represents 540,276 shares, which were issued to Topotarget A/S pursuant to the Settlement Agreement and Release, dated September 23, 2013, by and between Topotarget A/S and Apricus Bio.

THE SELLING STOCKHOLDERS

This prospectus covers only the resale of shares of our Common Stock by the selling stockholder. The number of shares of Common Stock that may be actually sold by the selling stockholder will be determined by such selling stockholder.

The following table sets forth: (1) the name of the selling stockholder, (2) the number of our Common Stock beneficially owned by the selling stockholder, (3) the maximum number of shares of Common Stock which the selling stockholder can sell pursuant to this prospectus and (4) the number (as reported by the selling stockholder to the Company) and percentage of shares of Common Stock that the selling stockholder would own if it sold all its shares registered by this prospectus. The selling stockholder will receive all of the net proceeds from the sale of its shares of Common Stock offered by this prospectus.

Because the selling stockholder may sell all or part of its shares of Common Stock pursuant to this prospectus and this offering is not being underwritten on a firm commitment basis, we cannot accurately estimate the number and percentage of shares of Common Stock that the selling stockholder will hold in the aggregate at the end of the offering covered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) under the Exchange Act as of September 30, 2013, on which date 37,533,428 shares of our common stock were outstanding.

Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Pursuant to this Prospectus		Number of Shares of Common Stock to be Beneficially Owned after the Offering (2)	Percentage of All Common Stock to be Owned after the Offering
Topotarget A/S	540,276	540,276	(3)	0	0%

(1)	Neither the selling stockholder, nor any of its officers, directors or principal equity holders, have held any position or office or have had any material relationship with us within the past three years. The Board of Directors of Topotarget A/S has voting and dispositive power over the shares that may be sold pursuant to this prospectus.
(2)	Represents the number of shares of Common Stock beneficially owned by the selling stockholder, assuming the sale of all of the shares of Common Stock being registered by this prospectus.
(3)	See “Settlement Agreement and Release” for further details of the shares being registered by this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling stockholder. Sales of shares may be made by the selling stockholder, including its donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the NASDAQ Capital Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover such short sales; and

•	put or call option transactions relating to the shares.

The selling stockholder may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholders. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling stockholder and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholder and the selling stockholder has agreed to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by the selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when the selling stockholders notify us that a donee or pledgee intends to sell more than 500 shares of Common Stock.

We are paying all expenses and fees in connection with the registration of the shares. The selling stockholder will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

Wells Fargo Bank, N.A., located at P.O. Box 64854, South St. Paul, MN 55164-0854, is the transfer agent and registrar for our Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Apricus Biosciences, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at http://www.sec.gov.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby is passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

The financial statements as of December 31, 2012 and for the year ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2012 incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2012 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting and which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Finesco SAS, Scomedica SAS and NexMed Pharma SAS entities that the Company acquired during the year ended December 31, 2012) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of Apricus Biosciences, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (i) express an unqualified opinion on the financial statements and include a paragraph that the 2011 consolidated financial statements were restated for the presentation of discontinued operations and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting as of December 31, 2011. Such financial statements have been incorporated herein by reference in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We hereby incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the

Securities Exchange Act of 1934, as amended, prior to the termination of the offering of the securities covered by this prospectus:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended by Form 10-K/A (Amendment No. 1);

(2)	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013, as amended by Form 10-Q/A (Amendment No. 1), and Form 10-Q for the fiscal quarter ended June 30, 2013;

(3)	Our Current Reports on Form 8-K filed on January 3, 2013, January 7, 2013, February 12, 2013, March 12, 2013, March 20, 2013, March 29, 2013, April 1, 2013, April 17, 2013, April 18, 2013, April 30, 2013, May 15, 2013, May 16, 2013, May 24, 2013, June 10, 2013, June 14, 2013, July 11, 2013, August 12, 2013 and September 27, 2013; and

(4)	The description of our securities contained in our Registration Statement on Form S-1 (File No. 333-169132), filed on August 31, 2010, including any amendment or report filed for the purpose of updating such information.

You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

Apricus Biosciences, Inc.

11975 El Camino Real, Suite 300

San Diego, California 92130

Attn: Secretary

(858) 222-8041

You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders have agreed not to make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

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